CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-258121 and 333-258122) and Form F-3 (Nos. 333-266704 and 333-280060) of SOPHiA GENETICS SA of our report dated March 4, 2025 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Pully, Switzerland
March 5, 2024